EXHIBIT 5.1

[White & Case LLP Letterhead]

October 11, 2016

Macquarie Infrastructure Corporation

125 West 55th Street

New York, NY 10019

Re: Registration Statement on Form S-3 (No. 333-210615)

Ladies and Gentlemen:

We have acted as counsel to Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”), in connection with the offer, issuance and sale by the Company of $350,000,000 aggregate principal amount of the Company’s 2.00% convertible senior notes due 2023 (the “notes”) of the Company, plus up to an additional $52,500,000 aggregate principal amount of notes that the underwriters in the offering have the option to purchase from the Company solely to cover over-allotments (collectively, the “Convertible Notes”), in an underwritten public offering (the “Offering”). The Convertible Notes were registered under the above-referenced Registration Statement (the “Registration Statement”) on Form S-3, filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 5, 2016. The Convertible Notes are to be sold by the Company pursuant to an underwriting agreement, dated as of October 6, 2016, among the Company, J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the underwriters, and Credit Agricole Securities (USA) Inc., in its capacity as qualified independent underwriter (the “Underwriting Agreement”). The Convertible Notes will be issued under a third supplemental indenture, to be dated as of October 13, 2016 (the “Third Supplemental Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to that certain Indenture, dated as of July 15, 2014, between the Company and the Trustee (the “Base Indenture” and together with the Third Supplemental Indenture, the “Indenture”).

For purposes of this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement, including the related form of prospectus included therein, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the preliminary prospectus supplement, dated October 5, 2016 and the final prospectus supplement, dated October 6, 2016, each including the documents incorporated by reference therein (collectively, the “Prospectus Supplement”) relating to the Offering; (v) the Underwriting Agreement; (vi) the Indenture; (vii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (viii) the resolutions adopted by the Board of Directors of the Company and a duly appointed committee thereof relating to the issuance of the Convertible Notes and (ix) such other proceedings, certificates, documents, instruments and records as we have deemed necessary to enable us to render this opinion, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the Commission’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	When (a) the Third Supplemental Indenture has been duly executed and delivered by the Company and (b) the Convertible Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefore in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, the Convertible Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The shares of common stock issuable upon conversion of the Convertible Notes have been duly authorized for issuance and, when issued upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and Indenture, will be validly issued, fully paid and non-assessable.

The foregoing opinion as to enforceability of obligations of the Company is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality).

We are members of the bar of the State of New York. We do not express or purport to express any opinions with respect to laws other than the State of New York and the Delaware General Corporation Law.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering, which is incorporated by reference into the Registration Statement and the Prospectus Supplement, and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP